Exhibit 10.3

MASTER ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of October 28, 2021 by and between INTERNATIONAL FUND SERVICES (N.A.), L.L.C. a Delaware limited liability company (the “Administrator”), and those funds set forth on Appendix A hereto (each such fund and each such fund made subject to this Agreement in accordance Section 31 below shall hereinafter be referred to as a “Fund” and, collectively with Administrator, the “Parties” and each, a “Party”). Although the Administrator and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund, on a several basis, as though the Administrator had executed a separate Agreement with each Fund and all references to a Fund shall be to each particular fund in its individual capacity. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund.

W I T N E S S E T H:

WHEREAS, the Administrator is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment pools and investment managers and advisers; and

WHEREAS, the Fund is in the business of investing in financial instruments, all as is more fully described in the Fund’s constitutive documents (as the same may be amended, supplemented or otherwise modified from time to time) (the “Articles of Association”); and

WHEREAS, the Fund has appointed AllianceBernstein L.P., as the investment manager to the Fund (the “Investment Manager”); and

WHEREAS, the Fund requires bookkeeping, fund accounting and certain other fund administration services; and

WHEREAS, the Fund desires to retain the Administrator to perform the fund accounting and other administration services as described herein, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which the Administrator will render and implement the services specified herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Duties of the Administrator. From and after the date of this Agreement, the Administrator agrees to provide to the Fund the services (the “Services”) listed on Exhibit A as may be amended in writing from time to time by the Parties in connection with the Fund’s business and operations. The Administrator shall not be responsible for any revisions to the methods of calculation prescribed by the Articles of Association or adopted by the Fund with respect to the Services unless and until such revisions are communicated in writing to the Administrator.

2. Duties of the Fund.

(a) The Fund shall deliver to the Administrator (i) the certificate of formation of the Fund and (ii) the Articles of Association.

(b) The Fund shall be responsible for accurately and timely supplying the Administrator with complete financial and other information that is necessary for the Administrator to provide the Services set forth in Exhibit A, including timely prior notice to the Administrator of any modification in the manner in which calculations are to be performed and of any amendments or supplements to the Articles of Association.

(c) The Fund shall be responsible for accurately and timely supplying the Administrator with complete financial and other information from third parties retained by the Fund that is necessary for the Administrator to provide the Services set forth in Exhibit A.

(d) The Fund acknowledges that the Administrator is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

(e) The Fund, and not the Administrator, shall pay all commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and their agents.

(f) The Fund acknowledges and agrees that it will have primary responsibility to cause investors to supply all required information and documentation to the Administrator, as required by the Administrator. The Fund acknowledges and agrees that the Administrator, in connection with performing the Services hereunder, may contact investors in the Fund directly to obtain required investor information. The Fund acknowledges and agrees that the Administrator may refuse to process redemption requests if it does not have all required documentation relating to such investor. The Fund further acknowledges and agrees that the Administrator may use investor documentation obtained hereunder for purposes of anti-money laundering review and compliance relating to such investor’s investment in other funds administered by the Administrator or its affiliates.

3. Compensation.

(a) In consideration of the Services to be rendered to the Fund by the Administrator under this Agreement, the Fund shall pay the Administrator a quarterly service fee (“Service Fee”) as agreed upon from time to time in a written fee schedule approved by the Fund and the Administrator. If the Service Fee is based upon “Net Assets” of the Fund, “Net Assets” shall mean total assets of the Fund less total liabilities of the Fund, including unrealized profits and losses on its open positions, its accrued income and expense, all calculated in accordance with US Generally Accepted Accounting Principles (“US GAAP”) consistently applied under the accrual method of accounting, except as otherwise directed by the Fund, as more fully described in the Articles of Association. The fees shall be accrued daily and billed quarterly and shall be due and payable as noted below. Upon the termination of this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarterly period and shall be payable within ten (10) business days of the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

(b) As soon as reasonably practicable following the end of each quarter, the Administrator shall forward to the Fund a statement setting forth the calculation of the Service Fee due to the Administrator in respect to the prior quarter and any out of pocket costs. If the Service Fee for such quarter is based upon the minimum quarterly fee, the Service Fee and any out of pocket costs will be due and payable by the Fund to the Administrator within five (5) business days of the receipt of the statement. If the Service Fee for such quarter is based upon a percentage of “Net Assets”, the Service Fee and any out of pocket costs will be due and payable by the Fund to the Administrator within ten (10) business days of the receipt of the statement. If subsequently the amount of the Service Fee is revised or recalculated either as a result of (i) the recalculation of “Net Assets” or (ii) objections made by the Fund to such statement within ten (10) business days of the receipt thereof, the Service Fee for the current quarter shall include appropriate adjustments to reflect the change in the Service Fee for the prior quarter. If the Fund does not object to such statement within ten (10) business days of the receipt thereof, such statement shall for all purposes be deemed to be conclusively correct.

4. Non-Exclusivity. The Services provided by the Administrator hereunder are not exclusive. The Administrator currently renders and may render bookkeeping, fund accounting, trading support and other fund administration services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Fund.

5. Confidentiality.

The Fund expects to disclose to the Administrator confidential accounting information relating to investors set forth in the subscription agreements of the Fund or otherwise disclosed by subscribers to the Fund or other agents of the Fund, and other business records pursuant to the terms of this Agreement. The Administrator expects to disclose certain confidential proprietary information to the Fund, including fees and the terms and provisions of this Agreement. The party receiving confidential information (“Receiving Party”) agrees to maintain the confidentiality of all such information

(“Confidential Information”), including without limitation, by appropriately instructing employees, external counsel, auditors and others who may be accorded access to such information by the Receiving Party (each, a “Representative”), and by not using or disclosing such Confidential Information for any purpose other than in fulfillment of the obligations of such Receiving Party under this Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Administrator acknowledges and agrees that the Fund, or the Investment Manager on its behalf, may provide a copy of this Agreement to the AXA Group or its affiliates provided that the Agreement will only be used for internal purposes and this Agreement and its terms and provisions will continue to constitute Confidential Information hereunder. The Receiving Party shall be liable for any breach of this Section 5 by its Representatives.

Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the Receiving Party, (ii) is publicly disclosed by its proprietor, (iii) is otherwise lawfully obtained from third parties after reasonable inquiry regarding their authority to possess and disclose same, (iv) is independently developed by the recipient in a manner that can be shown not to have used the information received, (v) is known by the Receiving Party on the date hereof other than by reason of discussions with or disclosures by the parties in negotiating this Agreement, or (vi) is or becomes known as a result of another transaction between the parties hereto, but information referred to in this subclause (vi) shall be subject to any limitations imposed on its use and disclosure by that transaction; provided, however, that any use of such information in connection with the provision of Services under this Agreement shall be subject to the terms and conditions of this Section 5.

Each party hereto shall maintain a commercially reasonable information security program to safeguard the security and confidentiality of Confidential Information. To the extent it is legally permissible to do so, in the event that a Receiving Party determines that any material unauthorized access to or disclosure of Confidential Information that has been received by the Receiving Party has occurred or to the extent that notification is otherwise required under law applicable to the Receiving Party (an “Incident”), the Receiving Party shall notify the disclosing party of the Incident as soon as reasonably practicable.

Notwithstanding any other provisions set forth herein to the contrary, the Receiving Party shall have the right to disclose Confidential Information pursuant to one or more court, administrative, or regulatory orders or inquiries, or otherwise as required by law or regulation applicable to the Receiving Party or its parent or the non-disclosing party; provided the Receiving Party shall inform the non-disclosing party of such order, inquiry or disclosure as soon as practicable to the extent it is legal to do so. The party owning the Confidential Information shall be responsible for all costs and expenses associated with any request of confidential treatment of such Confidential Information.

The Administrator agrees that it will not utilize the names PCI, AllianceBernstein, AB or any derivative thereof, or the name of any of their affiliates in connection with any press release or other written public communication related to the Fund or this Agreement, unless permission to do so is granted by the Investment Manager in writing.

6. Liability.

The Administrator shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder; provided, however, that the Administrator shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund except to the extent caused by its own fraud, gross negligence or willful misconduct or that of its agents or employees. The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party (except its own agents or employees and as provided in Section 5), including other service providers to the Fund.

The Administrator shall not be liable for any loss, damages, costs or expenses arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, act of terrorism, communications disruption or other impossibility of performance; provided, however, that the Administrator shall use commercially reasonable efforts to mitigate any such losses, damages, costs or expenses.

The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Fund’s use of the services provided hereunder or the performance of or failure to perform the Administrator’s obligations under this Agreement, whether or not the possibility of such damage was disclosed to the Administrator or could have been reasonably foreseen by the Administrator and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

The Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party agent (including, without limitation, the Fund’s custodian(s), prime broker(s), and pricing services) authorized by the Fund to provide such information to the Administrator. The Fund and any third party agents from which the Administrator shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reasonable reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party agent to provide it with the information required.

The Administrator shall have no liability and shall be kept indemnified by the Fund against any loss, liability, claim or expense resulting from the offer or sale of interests in the Fund in violation of any requirement under any applicable securities laws or regulations including, but not limited to, the laws of the United States.

Except as otherwise expressly agreed to in writing by the Administrator, the Administrator shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the investment policies, restrictions or guidelines applicable to it or any other term or condition of the Articles of Association.

7. Representations and Warranties.

(a) The Fund hereby represents and warrants to the Administrator as follows:

(i) The Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement and the Articles of Association.

(ii) The Fund has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement, subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The performance of the obligations under this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which any such person is bound or to which any of the property or assets of any such person is subject, or any order, rule, law, regulation, or other legal requirement applicable to any such person or to the property or assets of any such person.

(iv) The Fund has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets the violation of which could reasonably be expected to materially adversely affect the Fund’s or The Administrator’s performance of their obligations under this Agreement.

(v) The Fund is duly organized and validly existing under the laws of its jurisdiction of organization, formation or incorporation.

(vi) As of the date hereof, to the Fund’s actual knowledge, there is no administrative, civil or criminal proceeding pending or threatened against the Fund that could reasonably be expected to have a material adverse effect on the Fund’s business or financial condition. As of the date hereof, the Fund is not aware of any other information that would be likely to have a material adverse effect on the Fund’s business or financial condition.

(vii) The Fund, or the Investment Manager on its behalf, will cooperate and assist in ensuring that investor identification and other documentation required by the Administrator pursuant to its anti-money laundering procedures is provided on a timely basis for each transaction, or as otherwise required.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Fund shall become aware of the occurrence of any event which could reasonably be expected to make any of the foregoing materially incomplete or inaccurate, the Fund shall promptly notify the Administrator of the occurrence of such event.

(b) The Administrator hereby represents and warrants to the Fund as follows:

(i) The Administrator has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) The Administrator has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement; subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The performance of the obligations under this Agreement by the Administrator will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Administrator is a party or by which it is bound or to which any of the property or assets of the Administrator is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Administrator or to the property or assets of the Administrator.

(iv) The Administrator has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could reasonably be expected to materially adversely affect The Administrator’s performance of its obligations under this Agreement.

(v) The Administrator is a limited liability company duly organized and validly existing under the laws of the State of New Jersey.

(vi) There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against the Administrator that could reasonably be expected to have a material adverse effect on The Administrator’s business or financial condition. The Administrator is not aware of any other information that would be likely to have a material adverse effect on the Administrator’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Administrator shall become aware of the occurrence of any event which could reasonably be expected to make any of the foregoing materially incomplete or inaccurate, the Administrator shall promptly notify the Fund of the occurrence of such event.

8. Indemnification.

The Fund shall indemnify, hold harmless and defend the Administrator from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the Administrator in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund or any third party agent whose data or services the Administrator must rely upon in performing its duties hereunder, or as a result of acting upon any Proper Instructions; provided, however, that such indemnity shall not apply to any liability or expense to the extent caused by or resulting from the fraud, gross negligence or willful misconduct of the Administrator or that of its affiliates, employees or agents in the performance of the Services under this Agreement.

The indemnification obligations of this Section 8 shall survive termination of this Agreement.

9. Proper Instructions. The term “Proper Instructions” shall mean instructions received by the Administrator from the Fund, the Investment Manager, or any person duly authorized by the Fund or any person having authority to give instruction on behalf of the Fund. Such instructions may be in writing signed by the authorized person or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means as may be agreed upon from time to time by the Administrator and the party giving such instructions (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund shall cause its duly authorized representative to certify to the Administrator in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Administrator shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund to the contrary. The Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund. The Fund shall give timely Proper Instructions to the Administrator in regard to matters affecting its duties under this Agreement. For the avoidance of doubt, Proper Instructions shall also include, and in supporting the transfer agency function, the Administrator shall be entitled to rely on instructions from or sent on behalf of, or purporting to be from or sent on behalf of, persons or parties the Administrator reasonably believes are members of the Fund as well as members named as such by the Fund.

At any time, the Administrator may apply to any officer of the Fund for instructions and may, with the prior consent of the Fund which shall not be unreasonably withheld, consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

10. Term. This Agreement shall commence on the date hereof and shall continue in full force and effect through one year from the date of the agreement and thereafter will be automatically extended for one year terms; provided, however, that either party may terminate pursuant to Section 11 below.

11. Termination. This Agreement shall terminate upon at least ninety (90) days written prior notice from the Fund to the Administrator or Administrator to the Fund; provided, however, that the Fund or the Administrator, as applicable, may terminate this Agreement immediately if (i) the other party commits any breach of its obligations or is in material breach of its representations under this Agreement and shall fail, within 10 business days of receipt of written notice served by the non-breaching party requiring it to do so, to cure such breach; or (ii) the other party goes into liquidation or if a receiver is appointed of any of such party’s assets; or (iii) the notifying party believes that the other party (including any employees or agents) has committed or will commit fraud in relation to the Fund. Notwithstanding the foregoing, the Fund may terminate this Agreement immediately upon the performance by the Administrator of any act or any omission constituting fraud, gross negligence or willful misconduct. This Agreement shall be deemed to terminate immediately upon dissolution of the Fund. The termination of this Agreement by any one Fund shall not affect the validity of this Agreement with regard to any remaining Fund.

Upon termination and settlement of any amounts due under this Agreement, the Administrator shall return to the Fund any Confidential Information provided by the Fund to the Administrator pursuant to this Agreement upon request and other Fund records within the Administrator’s possession; provided the Administrator shall have the right to keep copies of Confidential Information in order for it or any of its affiliates to observe the regulatory or legal obligations that it is subject to. All reasonable costs related to the transfer of data to the Fund will be borne by the Fund; provided that the Administrator shall not be obligated to incur costs in connection with the transfer of data to the Fund.

In the event that the Administrator agrees, in its sole discretion, to prepare financial statements for the Fund or perform any other transitional service(s) in respect of the Fund, in each case following a termination of this Agreement under this Section 11, (i) the Administrator shall charge the Fund such fees as shall be agreed in writing for such service(s) and (ii) notwithstanding the termination of this Agreement, the terms of this Agreement (including, without limitation, Sections 6 and 8 hereunder) shall continue to apply in relation to the aforementioned service(s).

12. Remote Access Services Addendum. The Remote Access Services Addendum to this Agreement shall be incorporated by reference into this Agreement. The Fund acknowledges that the data and information it will be accessing from the Administrator is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other causes for which the Administrator will not be liable to the Fund.

13. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. Upon request by the Administrator on no more frequently than an annual basis, the Fund shall use commercially reasonable efforts to provide or cause to be provided to the Administrator a certificate from each of the managing member, the Investment Manager, and the independent accountants of the Fund, and each other service provider or agent acting on behalf of the Fund, as to such party’s compliance with such laws, rules and/or regulations to which the Fund is subject as specified by the Administrator. In each case, such certificate shall be in form and substance reasonably satisfactory to the Administrator.

14. ERISA Matters. The Fund hereby covenants and agrees during the term of this Agreement that it will promptly notify the Administrator in the event that (i) the aggregate interest in any class of membership interest of the Fund held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or plans or accounts subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended equals or exceeds 25% of the outstanding membership interests of such class or (ii) the assets of the Fund are deemed assets of an employee benefit plan which is subject to ERISA. The parties acknowledge and agree that the terms of this Agreement may be re-evaluated by the Administrator if either of the foregoing events should occur.

15. Records. The Administrator shall create and maintain all records relating to the Services provided hereunder. All such records shall at all times during the regular business hours of the Administrator be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the regulatory agencies having jurisdiction over the Fund. The Administrator shall preserve the records required to be maintained hereunder for the period required by law unless such records are earlier surrendered in connection with the termination of this Agreement or otherwise upon written request.

16. Successor Agent. If a successor to the Administrator shall be appointed by the Fund, then the Fund shall deliver to the Administrator a written order designating the successor agent and the Administrator shall upon termination of this Agreement deliver to such successor agent at the office of the Administrator all books and records of account of the Fund maintained by the Administrator hereunder and take all other steps that the Administrator reasonably considers to be commercially reasonably necessary to facilitate the transfer of the Services from the Administrator to the new administrator. In the event this Agreement is terminated by either party without the appointment of a successor agent, the Administrator shall, upon receipt of Proper Instructions and at the expense of the Fund, deliver such properties in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Administrator on or before the effective date of such termination, then the Administrator shall have the right, at the expense of the Fund, to deliver to the offices of the Fund all property of the Fund held by the Administrator hereunder.

17. Delegation. The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the Services or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Fund. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

18. Entire Agreement. This Agreement and all exhibits and schedules and the addendum hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the party against whom enforcement is sought.

19. Assignment. This Agreement shall not be assigned by either party hereto without the prior express written consent of the other party.

20. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

21. Notices. All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Such notice shall be directed, and addressed as follows (or to such address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Administrator:

International Fund Services (N.A.), L.L.C.

c/o Alternative Investment Solutions

100 Summer Street

Boston, MA 02110

Attn.: Don Gignac

Telephone: 617 662 7325

If to the Fund:

c/o AllianceBernstein L.P.

1 North Lexington Avenue

White Plains, NY 10601-1785

Phone #: 914-259-7744

Fax#: 201-633-6151

Attn.: Chris Noone

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

23. Consent to Jurisdiction. The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the City and State of New York. Accordingly, the Parties consent and submit to the jurisdiction of the courts and any applicable arbitral body located within the City and State of New York. The Parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the City and State of New York.

24. Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

25. [Intentionally Omitted]

26. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

27. Headings. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

28. Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

29. No Third Party Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

30. Audit Rights. Upon request of the Fund (which shall include reasonable advance notice, not less than 10 business days), the Administrator shall allow the Fund and its auditors (including internal audit staff and external auditors) and compliance personnel to perform periodic on-site audits (including, without limitation, at the request of the Fund, the Administrator will use reasonable efforts to facilitate similar audits of any agencies used by the Administrator) as may be reasonably required to examine the Administrator’s performance of the Services and the Administrator’s internal controls, security and disaster recovery plans and systems. Notwithstanding the audit and inspection rights conferred by this Section 30, the Administrator reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by the Fund so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality. In addition, the Administrator shall be entitled to impose a commercially reasonable per person hourly charge for the cooperation and assistance of its personnel in connection with any audit if such cooperation and assistance imposes greater than a de minimis burden on the Administrator or its personnel. Nothing in this Agreement shall obligate the Administrator to disclose or otherwise make available to the Fund or any third party any information or access (i) to the extent that it is subject to legal privilege and cannot by taking reasonable precautions or other steps be disclosed or otherwise made available without waiving such privilege, (ii) to the extent to do so would result in a breach of any duty of confidentiality owed by the Administrator to a third party; or any law, enactment, order, regulation or mandatory code of conduct, (iii) that is unrelated to the Fund or the provision of the Services to the Fund, (iv) that is treated as confidential under the Administrator’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions, or (v) where such access to any part of the Administrator’s facilities would or could, in the Administrator’s judgment, compromise the security of its operations or confidentiality of its customers.

31. Additional Funds. In the event that any funds and other investment vehicles in addition to those listed on Appendix A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, such funds and other investment vehicles shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof, including, without limitation, the representations and warranties set forth in Section 7(a) above.

32. Termination of Existing Agreements. Upon execution by the parties of this Agreement or the addition of any additional Funds pursuant to Section 22, any administration agreement previously entered into by a Fund and the Administrator shall be deemed to have terminated as of the date of this Agreement or the date of the addition of such additional fund, respectively.

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

INTERNATIONAL FUND SERVICES (N.A.), L.L.C.

By:	/s/ Fred Willshire
Name: Fred Willshire
Title: Senior Managing Director

FOR AND ON BEHALF OF THE FUNDS LISTED IN APPENDIX A

By:	/s/ Juan Rodriguez
Name: Juan Rodriguez
Title: Vice President – Global Fund Administration

Exhibit A

The Services

The Administrator shall perform the following services for each Fund:

I.	Fund Accounting

1.	Maintain the books and records of the Fund in accordance with the terms of the applicable operating agreement and generally accepted accounting principles.

2.	Maintain database detail of all portfolio investment transactions.

3.	Calculate management fees in accordance with the applicable operating agreement and arrange for payment as directed by the Manager.

4.	Host the annual audit at the Administrator’s offices, if requested; prepare and/or gather supporting documentation for audit review; and follow-up on questions and requests for additional information.

5.	Prepare and distribute annual financial reports to investors.

II.	Additional Work

6.

Work requested of the Administrator that is considered to be outside the scope of the accounting, reporting and investor services set forth above is subject to additional fees at the prevailing hourly rate. The Administrator shall perform such additional services as may be agreed from time to time.

# END EXHIBIT A #

Appendix A

List of Funds

Original Funds

AB Commercial Real Estate Private Debt Fund, LLC

REMOTE ACCESS SERVICES ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT BETWEEN THOSE ENTITIES IN APPENDIX A HERETO (“you” or the “Customer”) AND INTERNATIONAL FUND SERVICES (N.A.), L.L.C.

Unless otherwise indicated, capitalized terms used in this Addendum shall have the meanings given to them in the Administrative Services Agreement.

State Street Bank and Trust Company and its direct and indirect subsidiaries, including but not limited to International Fund Services (N.A.), L.L.C. (collectively referred to in this Addendum as “State Street”) has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the RAA Fee Schedule in effect from time to time between the parties (the “RAA Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

# END REMOTE ACCESS ADDENDUM #

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